EXHIBIT 6

April 24, 1998

The Guardian Insurance & Annuity Company, Inc.
201 Park Avenue South
New York, New York 10003

Gentlemen:

In my capacity as Vice President and Actuary of The Guardian Insurance & Annuity Company, Inc. ("GIAC"), I have participated in the development of the Park Avenue Life variable whole life insurance policy with modified scheduled premiums (the "Policy") and the preparation of the Policy form. The Policy has been registered under the Securities Act of 1933. It is described in Registration Statement No. 333-32101 on Form S-6. I am familiar with the Registration Statement and its Exhibits.

In my opinion, the illustrations of death benefits, Policy Account Values, Net Cash Surrender Values and Accumulated Policy Premiums included in Appendix A of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the form of the Policy. Further, the rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy at age 40 than to prospective purchasers of the Policy at other Ages.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement.

Very truly yours,

Charles G. Fisher, FSA
Vice President and Actuary

CONSULTING ACTUARY: _______________________
                      Alan M. Emmer, FSA